TERM LOAN AND SECURITY AGREEMENT

This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of October 4, 2013, is by and among HP Carteret, LLC, a Delaware limited liability company (“Carteret”), HP Hamlet, LLC, a Delaware limited liability company (“Hamlet”), HP Shelby, LLC, a Delaware limited liability company (“Shelby” and together with Carteret and Hamlet, the “Borrowers” and each a “Borrower”) and The PrivateBank and Trust Company, an Illinois banking corporation (together with its successors and assigns, the “Lender”).

RECITALS:

A. Pursuant to the Closing Date Purchase Documents, the Borrowers desire to purchase the Properties from the Closing Date Acquisition Sellers.

B. The Borrowers desire that the Lender extend the Loan to allow Borrower to pay a portion of the purchase price payable to the Closing Date Acquisition Sellers under the Closing Date Purchase Documents.

C. The Borrower desires to secure all of the Liabilities by granting to the Lender, a security interest in and lien upon all of its tangible and intangible assets, including the Real Property, the Sinking Fund Account and the Lease Deposit Account.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person (including, without limitation, to the extent applicable, shareholders, members, directors, partners, managers, and officers of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Term Loan and Security Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Libor Margin” means an amount equal to four-hundred twenty-five (425) basis points.

“Assignments of Representations and Warranties” means, collectively, the Hamlet/Carteret Assignment of Representations and Warranties and the Shelby Assignment of Representations and Warranties.

“Assignments of Rents and Leases” means, collectively, the Carteret House Assignment of Rents and Leases, the Hamlet House Assignment of Rents and Leases and the Shelby House Assignment of Rents and Leases, as the same may be amended, supplemented or modified from time to time.

“Asset Disposition” shall mean the sale, lease, assignment or other transfer for value (each a “Disposition”) by any Person of any asset or right of such Person (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to such Person) condemnation, confiscation, requisition, seizure or taking thereof), other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within thirty (30) days with another asset performing the same or a similar function and (b) the sale or lease of inventory in the ordinary course of business.

“Bank Product Agreements” shall mean those certain agreements entered into from time to time by the Borrower with the Lender or any Affiliate of the Lender concerning Bank Products.

“Bank Product Obligations” shall mean all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Borrower to the Lender or any Affiliate of the Lender pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” shall mean any service or facility extended to the Borrower by the Lender or any Affiliate of the Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearing house or ACH transactions, (f) cash management, including controlled disbursement, accounts or services or (g) Interest Rate Protection Agreements.

“Base Rate” means the corporate base rate of interest per annum identified from time to time by the Lender, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Lender charges its customers plus 200 basis points. Any change in the Base Rate shall be effective as of the effective date of such change. Notwithstanding anything to the contrary contained herein, for purposes of calculating the rate of interest in this Agreement and the Note, in no event shall the Base Rate be below 5.25%.

“Base Rate Loan” means a Loan that bears interest at an interest rate based on the Base Rate.

“Borrowing Notice” shall have the meaning ascribed to such term in Section 2.10 hereof.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

“Capital Expenditures” means, as to any Person, any and all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP, except that Capital Expenditures shall not include expenditures for fixed or capital assets to the extent such expenditures are paid for or reimbursed from the proceeds of insurance or the sale of other fixed or capital assets, to the extent permitted hereunder.

“Capital Securities” shall mean, as to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (i) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder or (ii) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property.

“Carteret House Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by the Carteret, dated of even date herewith, as the same may be amended, supplemented or modified from time to time.

“Carteret House Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing made by Carteret, dated of even date herewith, granting and conveying to the Lender a first mortgage Lien on that certain Real Property commonly identified as the Carteret House located at 3020 Market Street, Newport, North Carolina, 28750, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Carteret House Facility” means the thirty-two (32) unit assisted living facility known as the Carteret House located at 3020 Market Street, Newport, North Carolina, 28750 operated by the Carteret House Operating Company.

“Carteret House Real Estate Lease” means that certain Lease dated as of the Closing Date between Carteret and the Carteret House Operating Company regarding the Carteret House Facility, pursuant to which Carteret leases the Real Property owned by Carteret to the Carteret House Operating Company.

“Carteret House Operating Company” means Newport AL Holdings, LLC, a North Carolina limited liability company.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended.

“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veteran Affairs, a program of medical benefits covering dependents of disabled veterans or dependents of certain deceased veterans not covered by TRICARE, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including, without limitation, (a) all federal statutes (whether set forth in 38 U.S.C. §1781 or elsewhere) affecting such program or, to the extent applicable to CHAMPVA and (b) all rules, regulations, manuals, orders and administrative, reimbursement and other guidelines of all governmental authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Change of Control” shall mean the occurrence of any of the following events: (a) Cornerstone Operating Partnership, LP or one of its Affiliates shall cease to control the Parent or (b) the Parent shall cease to, directly or indirectly, own and control 100% of each class of the outstanding Capital Securities of the Borrower. For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Closing Date” means October 4, 2013.

“Closing Date Acquisition Sellers” means, collectively, the Hamlet/Carteret House Seller and the Shelby House Seller.

“Closing Date Acquisitions” means, collectively, the Hamlet/Carteret House Purchase and the Shelby House Purchase.

“Closing Date Purchase Documents” means, collectively, the Hamlet/Carteret House Purchase Documents and the Shelby House Purchase Documents.

“CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.

“Code” means the Uniform Commercial Code as adopted in the State of Illinois; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Conversion Date” means a date on which any portion of the Loan is converted from a Base Rate Loan to a Libor Loan.

“Credit Parties” means the Parent and the Borrowers.

“Deeds of Trust” means collectively, the Carteret House Deed of Trust, the Hamlet House Deed of Trust and the Shelby House Deed of Trust.

“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.

“Default Rate” shall have the meaning ascribed to such term in Section 2.5(a) hereof.

“Deposit Accounts” means any deposit, securities, operating, lockbox, cash collateral and blocked account, together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon, including, without limitation, the Lease Deposit Account.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on any Person’s financial statements and determined in accordance with GAAP.

“Duly Authorized Person” means (i) the manager of any Credit Party or any duly authorized person of such Credit Party designated by such manager.

“EBITDA” means with respect to any Person, for any period of determination, the sum for such period of: (i) Net Income for such period, plus (ii) Interest Charges for such period, plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation, consistently applied.

“EBITDAR” means with respect to the Operating Companies on a consolidated basis, but limited, however, to the Operating Companies’ operation of the Facilities, for any period of determination, the sum for such period of: (i) Net Income for such period, plus (ii) Interest Charges for such period, plus (iii) federal and state income taxes paid in cash during such period, plus (iv) Depreciation, consistently applied plus (v) Rent Expense; provided, however, that for purposes of calculating EBITDAR of the Operating Companies, the aggregate expenses associated with management fees paid by the Operating Companies during any period of determination shall be deemed to be equal to the greater of (y) five (5%) of the gross revenues of the Operating Companies or (z) the actual amount paid by the Operating Companies in respect of management fees during such period.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith made by the Borrowers in favor of the Lender, in form and substance acceptable to the Lender, as the same may be amended or modified from time to time

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, regulations and common law, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Without limiting the generality of the foregoing, Environmental Laws include CERCLA, the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.), the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any rules and regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes, and all common law relating to Hazardous Substances, or protection or restoration of, or liability for damage to, human health, the environment or natural resources.

“Environmental Notice” means any summons, citation, written directive, written information request, written notice of potential responsibility, notice of deficiency or violation, written order, written claim, written complaint, investigation, proceeding, judgment, or letter to any Borrower or any officer thereof from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other Person concerning any intentional or unintentional act or omission that involves Management of Hazardous Substances on or off the Real Property that could reasonably be expected to result in such Borrower incurring a material liability or that could reasonably be expected to have a Material Adverse Effect, or the imposition of any Lien on any property of a Borrower, or any alleged violation of or responsibility under Environmental Laws that is reasonably likely to result in a Borrower incurring a material liability or that is reasonably likely to have a Material Adverse Effect, and, after reasonable inquiry, any knowledge of any facts that is reasonably likely to give rise to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with any Credit Party would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Facilities” means, collectively, the Carteret House Facility, the Hamlet House Facility and the Shelby House Facility. “Facility” means any one of the Facilities.

“Financing Agreements” means the Note, the Pledge Agreement, the Deeds of Trust, the Assignments of Rents and Leases, the Environmental Indemnity Agreement, the Assignments of Representations and Warranties, any Interest Rate Protection Agreement, any Bank Product Agreement, and any other instrument, document or agreement executed or delivered in connection with this Agreement or any of the foregoing, in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of any Credit Party, any Affiliate of the Credit Parties, or any other Person, and delivered to or in favor of the Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified, replaced, restated or supplemented from time to time.

“Fiscal Quarter” means the three (3) month period ending on each March 31, June 30, September 30 and December 31 of each calendar year.

“Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period of determination, on a trailing twelve-month basis, the ratio of (a) EBITDA of the Borrowers, to (b) Fixed Charges of the Borrowers; provided, however, that (i) with respect to the calculation for the Fiscal Quarter ended December 31, 2013, the Fixed Charge Coverage Ratio will be calculated for the three (3) month period then ended, (ii) with respect to the calculation for the Fiscal Quarter ended March 31, 2014, the Fixed Charge Coverage Ratio will be calculated for the six (6) month period then ended, (iii) with respect to the calculation for the Fiscal Quarter ended June 30, 2014, the Fixed Charge Coverage Ratio will be calculated for the nine (9) month period then ended and (iv) with respect to the calculation for the Fiscal Quarter ended September 30, 2014 and for the calculation as of each Fiscal Quarter thereafter, the Fixed Charge Coverage Ratio will be calculated for the twelve (12) month period then ended.

“Fixed Charges” means, for any period of determination, the sum of, without duplication, (a) the aggregate amount of any and all advances and distributions made by any Borrower to any Person, including, without limitation, to any Affiliate of a Borrower during such period, (b) Interest Charges of the Borrowers for Indebtedness that is paid or becomes due during such period, (c) regularly scheduled principal payments made by the Borrowers for Indebtedness during such period, (d) unfinanced Capital Expenditures of the Borrowers made during such period and (e) payments made by the Borrowers in respect of federal, state and local taxes during such period, including taxes assessed in connection with Real Property.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than accounts receivable), and all other intangible personal property of each Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by such Borrower (other than accounts receivable), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, tradenames, trademarks and all goodwill symbolized thereby and relating thereto, tradestyles, trade secrets, registrations, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of such Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to such Borrower to secure payment by an account debtor of any of such Borrower’s accounts receivable, and, to the maximum extent permitted by applicable law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.

“Hamlet House Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by the Hamlet, dated of even date herewith, as the same may be amended, supplemented or modified from time to time.

“Hamlet House Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing made by Hamlet, dated of even date herewith, granting and conveying to the Lender a first mortgage Lien on that certain Real Property commonly identified as the Hamlet House located at 632 Freeman Mill Road, Hamlet, North Carolina, 28345, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hamlet House Operating Company” means Hamlet AL Holdings, LLC, a North Carolina limited liability company.

“Hamlet House Facility” means the forty (40) unit assisted living facility known as the Hamlet House located at 632 Freeman Mill Road, Hamlet, North Carolina, 28345 operated by the Hamlet House Operating Company.

“Hamlet House Real Estate Lease” means that certain Lease dated as of the Closing Date between Hamlet and the Hamlet House Operating Company regarding the Hamlet House Facility, pursuant to which Hamlet leases the Real Property owned by Hamlet to the Hamlet House Operating Company.

“Hamlet/Carteret Assignment of Representations and Warranties” shall mean that certain Assignment of Representations and Warranties executed by Hamlet and Carteret in favor of Lender and acknowledged by the Hamlet/Carteret House Seller dated as of the Closing Date.

“Hamlet/Carteret House Purchase” means the transactions represented by the purchase of the assets of the Hamlet/Carteret House Seller by Hamlet and Carteret, pursuant to, and together with the other transactions described in, the Hamlet/Carteret Purchase Documents.

“Hamlet/Carteret House Purchase Agreement” shall mean that certain Purchase and Sale Agreement by and among Cornerstone Core Properties REIT, Inc., a Maryland corporation, or its assignee and the Hamlet/Carteret House Seller dated as of July 30, 2013, as such Purchase and Sale Agreement has been assigned by Cornerstone Core Properties REIT, Inc. to Hamlet and Carteret pursuant to that certain Assignment and Assumption of Purchase Agreement dated as of the Closing Date.

“Hamlet/Carteret House Purchase Documents” shall mean the Hamlet/Carteret House Purchase Agreement and all agreements, certificates, schedules, exhibits and other documents executed and/or delivered in connection therewith, including, without limitation, the Hamlet/Carteret Real Estate Lease.

“Hamlet/Carteret House Seller” shall mean, collectively, Hamlet Health Investors, LLC, a North Carolina limited liability company and Newport Health Investors, LLC, a North Carolina limited liability company.

“Hazardous Substances” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” “medical wastes” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Healthcare Laws” means all applicable laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities and other long-term care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) HIPAA, (c) Medicare; (d) Medicaid; (e) TRICARE and CHAMPVA; (f) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (g) all laws, policies, procedures, requirements and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical or senior housing facilities; and (h) any and all other applicable health care laws (whether federal, state/commonwealth, or otherwise), regulations, manual provisions, policies and administrative guidance, as each of the foregoing may be amended from time to time.

“HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder

“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations, or conditional sale or other title retention agreement with respect to property used and/or acquired by such Person even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person and (i) all other indebtedness of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, which is customarily identified as indebtedness on a balance sheet or financial statement.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 11.16 hereof.

“Interest Charges” shall mean, as to any Person, for any period, the sum of: (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of Capitalized Lease Obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to, in the case of a Borrower or an Operating Company, any Interest Rate Protection Agreements.

“Interest Rate Protection Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement or any other so-called “swap” agreement, or similar arrangement entered into at any time with the intent of protecting against fluctuations in interest rates, between any Credit Party and the Lender (or any Affiliate of the Lender) relating to any of the Liabilities, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Lease Deposit Account” has the meaning set forth in Section 8.9 of this Agreement.

“Liabilities” means any and all of any Credit Party’s liabilities, obligations and Indebtedness to the Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding), under, evidenced by or relating to this Agreement (including, without limitation, the Loan or the Bank Product Obligations) or the other Financing Agreements to which any Credit Party is a party (including, without limitation, any Interest Rate Protection Agreement), and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

“Libor Base Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Libor Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Libor Interest Period (or three Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Lender in its sole discretion), divided by (b) a number determined by subtracting 1.00 from the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D). The Lender’s determination of the Libor Base Rate shall be conclusive, absent manifest error. Notwithstanding anything to the contrary contained herein, for purposes of calculating the rate of interest in this Agreement and any Note, in no event shall the Libor Base Rate be below one percent (1.00%).

“Libor Interest Period” means, with respect to a Libor Loan, a period of one month commencing on a Business Day. Such Libor Interest Period shall end on (but exclude) the day which corresponds numerically to the date one month thereafter; provided, however, that if a Libor Interest Period would otherwise end on a day that is not a Business Day, such Libor Interest Period shall end on the next succeeding Business Day; provided, further, that if such next succeeding Business Day occurs after the applicable period, such Libor Interest Period shall end on the immediately preceding Business Day.

“Libor Loan” means a Loan which bears interest at a Libor Rate.

“Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Loan Account” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Loan” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Management Agreements” means, as applicable, the Management Agreement by and between each Operating Company and the Management Company, with respect to the provision of certain services for each Facility.

“Management Company” means, collectively, Meridian Senior Living, LLC and its Affiliates.

“Material Adverse Change” or “Material Adverse Effect” means either (a) the termination of any Operating Company’s continued participation in Medicaid reimbursement program for any reason, or (b) any other change, event, action, condition or effect which, individually or in the aggregate, either (i) impairs the legality, validity or enforceability of this Agreement or any Financing Agreement, (ii) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Lender in the Collateral or any other assets pledged in favor of Lender to secure the Liabilities or any portion thereof (subject only to the Permitted Liens) or (iii) materially and adversely affects the business, property or assets (whether real or personal), operations, performance, or condition (financial or otherwise) of any Borrower or any or all of the Collateral, or the ability of any Borrower to repay the Liabilities when due or declared due or the ability of any Credit Party’s ability to perform the obligations under this Agreement and the Financing Agreements to which it is a party.

“Maturity Date” means, the earlier of (i) October 4, 2016, (ii) such other date on which the Commitment shall terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing among the Borrowers and the Lender.

“Maximum Facility” means, as of the Closing Date, an amount equal to the lesser of (i) Eleven Million Four Hundred Thousand and No/100 Dollars ($11,400,000.00), (ii) 75% of the loan-to-value ratio using an income approach of the Real Property as set forth on the most recent appraisal prepared and delivered to Lender in accordance with the terms hereof or (iii) 75% of the purchase price required to be paid by the Borrowers under the Closing Date Purchase Documents in connection with the Closing Date Acquisitions.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Net Income” shall mean, with respect to any Person for any period, the net income (or loss) of such Person for such period as determined in accordance with GAAP, excluding any gains from Asset Dispositions, any extraordinary gains and any gains from discontinued operations.

“Note” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Operating Companies” means, collectively, the Carteret House Operating Company, the Hamlet House Operating Company and the Shelby House Operating Company. “Operating Company” means any of the Operating Companies.

“Parent” means NHP Holding Co., LLC, a Delaware limited liability company.

“PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Permitted Prepayment” means the refinancing of the Liabilities in full in cash through the U.S. Department of Housing and Urban Development.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Pledge Agreement” means the Pledge Agreement dated of even date herewith executed by Parent, in favor of the Lender, pursuant to which the Parent has pledged all of the Capital Securities of each Borrower to Lender as security for the Liabilities, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Prepayment Premium” means, with respect to prepayment of the Loan: (i) three percent (3%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the first (1st) year anniversary of the Closing Date; (ii) two percent (2%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the second (2nd) year anniversary of the Closing Date but after the first anniversary of the Closing Date; and (iii) one percent (1%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the third (3rd) year anniversary of the Closing Date but after the second year anniversary of the Closing Date; provided, however, that, to the extent any prepayment of the Loan occurs in connection with the Permitted Prepayment, the Prepayment Premium shall be 0%.

“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

“Property” means, as applicable, any and all real property owned, leased, sub-leased or used at any time by any Borrower, including, without limitation, the Real Property.

“Rate Option” means the Libor Rate or the Base Rate.

“Real Estate Leases” means, collectively, the Carteret House Real Estate Lease, the Hamlet House Real Estate Leases and the Shelby House Real Estate Lease. “Real Estate Lease” means any of the Real Estate Leases.

“Real Property” means the any real estate on which any Facility is located.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Rent Expense” shall mean all rental or lease expense of the Operating Companies in connection with Real Property leased by any Borrower to any Operating Company.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Shelby Assignment of Representations and Warranties” shall mean that certain Assignment of Representations and Warranties executed by Shelby in favor of Lender and acknowledged by the Shelby House Seller dated as of the Closing Date.

“Shelby House Assignment of Rents and Leases” means that certain Assignment of Rents and Leases made by the Shelby, dated of even date herewith, as the same may be amended, supplemented or modified from time to time.

“Shelby House Deed of Trust” means that certain Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing made by Shelby, dated of even date herewith, granting and conveying to the Lender a first mortgage Lien on that certain Real Property commonly identified as the Shelby House located at 950 Hardin Drive, Shelby, North Carolina, 28150, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Shelby House Facility” means the sixty (60) unit assisted living facility known as the Shelby House located at 950 Hardin Drive, Shelby, North Carolina, 28150 operated by the Shelby House Operating Company.

“Shelby House Real Estate Lease” means that certain Lease dated as of the Closing Date between Shelby and the Shelby House Operating Company regarding the Shelby House Facility, pursuant to which Shelby leases the Real Property owned by Shelby to the Shelby House Operating Company.

“Shelby House Purchase” means the transactions represented by the purchase of the assets of the Shelby House Seller by Shelby, pursuant to, and together with the other transactions described in, the Shelby House Purchase Documents.

“Shelby House Purchase Agreement” shall mean that certain Purchase and Sale Agreement by and between Cornerstone Core Properties REIT, Inc., a Maryland corporation, or its assignee and the Shelby House Seller dated as of July 30, 2013, as such Purchase and Sale Agreement has been assigned by Cornerstone Core Properties REIT, Inc. to Shelby pursuant to that certain Assignment and Assumption of Purchase Agreement dated as of the Closing Date.

“Shelby House Purchase Documents” shall mean the Shelby House Purchase Agreement and all agreements, certificates, schedules, exhibits and other documents executed and/or delivered in connection therewith, including, without limitation, the Shelby House Real Estate Lease.

“Shelby House Operating Company” means Shelby House, LLC, a North Carolina limited liability company.

“Shelby House Seller” shall mean, WPC Salem, LLC, a North Carolina limited liability company.

“Sinking Fund Account” shall have the meaning ascribed to such term in Section 6.8 hereof.

“Subordinated Debt” means any and all Indebtedness owing by any Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Lender in its sole and absolute determination.

“Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.

“Tax Liability Amount” shall have the meaning ascribed to such term in Section 9.9 hereof.

“Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.

“TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP. If changes in GAAP shall be mandated by the Financial Accounting Standards Board or shall be recommended by the Borrowers’ certified public accountants, and such changes would materially modify the interpretation or computation of the financial covenants set forth in Section 9.12 hereof at the time of execution hereof, then in such event such changes shall not be followed in calculating such financial covenants.

1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

2. COMMITMENT; INTEREST; FEES.

2.1 Loan. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist an Event of Default, the Lender shall, following the execution of this Agreement by the Borrowers and the Lender, extend in one (1) advance a term loan (the “Loan”) to the Borrowers in an aggregate principal amount equal to the lesser of (y) Eleven Million Four Hundred Thousand and No/100 Dollars ($11,400,000.00) or (z) the Maximum Facility. The Borrowers agree to deposit with the Lender (for further deposit into the Sinking Fund Account), payments in respect of the Loan based on a twenty-five (25) year amortization schedule in consecutive monthly installments as follows:

Year 1:	$230,000 annually ($19,167/month)
Year 2:	$240,000 annually ($20,000/month)
Year 3:	$260,000 annually ($21,667/month)

, together with interest accrued thereon, each payable on the first day of each calendar month, commencing on November 1, 2013, and otherwise in accordance with Section 2.5 hereof, with a final installment of the aggregate unpaid principal balance of the Loan, together with interest accrued thereon, payable on the Maturity Date. Monthly interest payments on the Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loan. Any amounts paid or applied to the principal balance of the Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lender's commitment hereunder to make the Loan is hereinafter called the “Commitment”. At the Maturity Date, the outstanding principal balance of the Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to Lender by Borrowers. At the Maturity Date, the Borrowers hereby authorize and direct the Lender to apply all amounts deposited in the Sinking Fund Account to the outstanding amount of the Loan. The Loan shall be evidenced by a promissory note (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Note”), duly executed and delivered by the Borrowers, in form and substance reasonably satisfactory to the Lender, with appropriate insertions, dated the Closing Date, payable to the order of the Lender in the principal amount of Eleven Million Four Hundred Thousand and No/100 Dollars ($11,400,000.00). THE PROVISIONS OF THE NOTE NOTWITHSTANDING, THE LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO OCCUR OF (X) THE MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) THE TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

2.2 Reserved.

2.3 The Borrowers’ Loan Account. The Lender shall maintain a loan account (the “Loan Account”) on its books for the Borrowers in which shall be recorded (a) all advances of the Loan made by the Lender to the Borrowers pursuant to this Agreement, (b) all payments made by the Borrowers on or with respect to such Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Lender’s customary accounting practices as in effect from time to time. The Borrowers, jointly and severally, promise to pay the amount reflected as owing by Borrowers under their Loan Account and all of their other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrowers’ joint and several obligations under this Agreement or under the Note to repay the outstanding principal amount of the Loan together with all interest accruing thereon.

2.4 Statements. The Loan to the Borrowers, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Lender shall have rendered to the Borrowers written statements of account as provided herein, the balance in the Loan Account, as set forth on the Lender’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lender by the Borrowers. From time to time the Lender shall render to the Borrowers a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrowers.

2.5 Interest. (a) The Borrowers agree to pay to the Lender interest on the daily outstanding principal balance of (i) the Base Rate Loans at the Base Rate from time to time in effect and (ii) the Libor Loans at the Libor Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrowers agree to pay to the Lender interest on the outstanding principal balance of the Loans at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to such Loans (the “Default Rate”).

(b) Accrued interest on each Base Rate Loan shall be payable in arrears on the first calendar day of each month and at maturity, such payments to commence on November 1, 2013; provided, however, accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. Monthly interest payments on the Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loans. At the Maturity Date, the outstanding principal balance of the Loan shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. If any payment of principal of, or interest on, the Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.

2.6 Method for Making Payments; Authorization to Debit Lease Deposit Account. All payments that the Borrowers are required to make to the Lender under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at the Lender’s office at 120 S. LaSalle St., Chicago, Illinois 60603, or at such other place as the Lender directs in writing from time to time, or, in the Lender’s sole and absolute discretion, by appropriate debits to the Loan Account and/or Lease Deposit Account. Each Borrower hereby irrevocably authorizes and instructs Lender to direct debit any of such Borrower’s operating accounts with Lender, including, without limitation, the Lease Deposit Account, for all principal, interest, fees and expenses due hereunder with respect to the Loan and the Liabilities or as otherwise is required to be deposited into the Sinking Fund Account. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day.

2.7 Term of this Agreement. The Borrowers shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.8 hereof; provided, however, that all of the Lender’s rights and remedies under this Agreement and the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities have been indefeasibly paid in full (including, without limitation, all default interest and all interest accrued after commencement of any insolvency or bankruptcy proceeding, whether or not the foregoing would be or is allowed or disallowed in whole or in part in any such insolvency or bankruptcy proceeding), and termination of the Lender’s Commitment hereunder. In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been indefeasibly paid and satisfied, the Lender shall be entitled to retain its Liens in and to all existing and future Collateral.

2.8 Optional Prepayment of Loan. The Borrowers may, at their option, permanently prepay, at any time during the term of this Agreement all of the Loan or any portion thereof but in minimum amounts of no less than One Hundred Thousand Dollars ($100,000), subject to the following conditions: (i) not less than ten (10) days prior to the date upon which the Borrower desires to make any such prepayment, Borrower shall deliver to the Lender a written notice of its intention to prepay all or such portion of the Loan, which notice shall be irrevocable and state the type of Loan to be prepaid, the amount of the prepayment and the prepayment date, and (ii) the Borrower shall pay (A) the Prepayment Premium, if applicable, (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender's lost profits as a result of such prepayment), (B) any amount due pursuant to Section 3.4 hereof, and (C) any amounts due in connection with such prepayment or due under any Interest Rate Protection Agreement. Any such Prepayment Premium shall constitute a part of the Liabilities and be secured by the Collateral. Prepayments of the Loan shall be applied against installments payable under such applicable Note in the inverse order of maturity. Amounts prepaid on account of any of the Loan may not be reborrowed. The parties agree that the Prepayment Premium is not a penalty.

2.9 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrowers be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lender may lawfully charge the Borrowers, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Lender either be refunded to the Borrowers or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable law, and Borrowers shall not have any action against Lender for any damages arising out of the payment or collection of any such excess interest.

2.10 Method of Selecting Rate Options; Additional Provisions Regarding Libor Loans. The Borrowers may select a Libor Rate with respect to a Loan as provided in this Section 2.10; provided, however, that with respect to each and all Libor Loans made hereunder (i) the amount shall be in an amount not less than One Hundred Thousand Dollars ($100,000) and in integral multiples of Fifty Thousand Dollars ($50,000) thereafter; and (ii) there shall not exist at any one time outstanding more than three (3) separate tranches of Libor Loans. Subject to the first proviso in Section 2.5(a) hereof, Loans shall bear interest at the Base Rate unless the Borrowers provide a Borrowing Notice to the Lender in form and substance reasonably acceptable to the Lender, signed by a Duly Authorized Officer on behalf of the Borrower, irrevocably electing that all or a portion of the Loans are to bear interest at a Libor Rate (the “Borrowing Notice”). The Borrowing Notice shall be delivered to the Lender not later than two (2) Business Days before the Borrowing Date for each Libor Loan, specifying:

(a) The Conversion Date, which shall be a Business Day, of such Loan;

(b) The type and aggregate amount of such Loan;

(c) The Rate Option selected for such Loan; and

(d) The Libor Interest Period applicable thereto.

Each Libor Loan shall bear interest from and including the first day of the Libor Interest Period applicable thereto to (but not including) the last day of such Libor Interest Period at the interest rate determined as applicable to such Libor Loan. At the end of a Libor Interest Period for an outstanding Libor Loan, as long as no Event of Default exists at any time, such Loan will automatically be continued for successive Libor Interest Periods (unless and until such time as the Borrowers otherwise notify the Lender in writing and the Borrowers are in compliance with the other terms and conditions of this Agreement (including payment of such Libor Loan and any required payment pursuant to Section 3.4 hereof), and otherwise subject to the first proviso in Section 2.5(a) hereof). An outstanding Base Rate Loan may be converted to a Libor Loan at any time subject to the notice provisions applicable to the type of Loan selected. The Borrowers may not select a Libor Rate for a Loan if there exists an Event of Default. The Borrowers shall select Libor Interest Periods with respect to Libor Loans so that such Libor Interest Period does not expire after the end of the Maturity Date.

2.11 Setoff. (a) Each Borrower agrees that Lender has all rights of setoff and banker’s liens provided by applicable law. Each Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Lender or (ii) an Event of Default shall have occurred and be continuing, then the Lender or the holder of the Note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Lender or such holder.

(b) Without limitation of Section 2.11(a) hereof, each Borrower agrees that, upon and after the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized, at any time and from time to time, without prior notice to any Credit Party, (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Lender is obligated to pay over to any Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Lender as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Lender in its sole discretion may elect.

(c) The rights of the Lender under this Section 2.11 are in addition to all other rights and remedies which the Lender may otherwise have in equity or at law.

2.12 Termination of Commitment by the Lender. On the date on which the Commitment terminates pursuant to Section 10.2 hereof, the Loan and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

2.13 Commitment Fee. On the Closing Date, the Borrowers shall pay to the Lender a one-time commitment fee in the amount of One Hundred Fourteen Thousand and 00/100 ($114,000.00), which shall be deemed fully earned as of the Closing Date.

2.14 Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrowers shall pay to the Lender on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.

3. CHANGE IN CIRCUMSTANCES.

3.1 Yield Protection. If, after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of the Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,

(a) subjects the Lender to any tax, duty, charge or withholding on or from payments due from any Borrower (excluding taxation of the overall net income of the Lender), or changes the basis of taxation of payments to the Lender in respect of the Loan or other amounts due it hereunder, or

(b) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or

(c) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining advances or reduces any amount receivable by the Lender in connection with advances, or requires the Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by the Lender, or

(d) affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and the Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Loan hereunder or of commitments of this type, then, within three (3) Business Days of demand by the Lender, the Borrowers agree to pay the Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account the Lender’s policies as to capital adequacy) or reduction in an amount received which the Lender determines is attributable to making, funding and maintaining the Loan.

3.2 Availability of Rate Options. If the Lender determines that maintenance of any of its Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lender shall suspend the availability of the Libor Rate option and require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrowers’ compliance with Section 3.4 hereof; or if the Lender determines that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lender shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, the Lender shall, at its option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lender for any increased cost it may incur.

3.3 Taxes. All payments by the Borrowers under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by a Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrowers shall:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrowers agree to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted. Notwithstanding the foregoing, if the Lender fails to timely pay any such Taxes after the Lender receives prior written notice of such Taxes being due prior to the date such Taxes are due, then any penalty directly resulting from the failure to timely pay such Taxes shall not be borne by the Borrowers.

3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by the Borrowers, the Borrowers shall, jointly and severally, indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.

3.5 Lender Statements. The Lender shall deliver a written statement to the Borrowers as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement shall be payable within five (5) days after receipt by the Borrowers of the written statement.

3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Lender determines (which determination shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interlender Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Lender determines that the Libor Base Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the Loan for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender adversely affects such Libor Loans, then, in either case, so long as such circumstances shall continue: (i) Lender shall not be under any obligation to make, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Lender shall promptly give the Borrowers written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.

3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Lender so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.

4. ATTORNEY-IN-FACT.

4.1 Appointment of the Lender as the Borrowers’ Attorney-in-Fact. Each Borrower hereby irrevocably designates, makes, constitutes and appoints the Lender (and all Persons designated by the Lender in writing to the Borrowers) as such Borrower’s true and lawful attorney-in-fact, and authorizes the Lender, in such Borrower’s or the Lender’s name to do all acts and things which are necessary, in the Lender’s reasonable discretion, to fulfill the Borrowers’ obligations under this Agreement. Each Borrower hereby ratifies and approves all acts under such power of attorney and neither Lender nor any other Person acting as any Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith. The appointment of Lender (and any of the Lender’s officers, employees or agents designated by the Lender) as each Borrower’s attorney, and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

5. CONDITIONS OF THE LOAN.

The Lender’s obligation to make the Loan hereunder is subject to the satisfaction of each of the following conditions precedent:

(a) Fees and Expenses. The Borrowers shall have paid all fees owed to the Lender and reimbursed the Lender for all reasonable costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Lender’s counsel fees provided for in Section 11.2(a) hereof.

(b) Documents. The Lender shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Lender, each in form and substance reasonably satisfactory to the Lender in its sole determination:

(1) Financing Agreements. This Agreement, the Note, the Deeds of Trust, the Assignments of Rents and Leases, the Environmental Indemnity Agreement, the Pledge Agreement, the Assignments of Representations and Warranties and such other Financing Agreements as the Lender may reasonably require.

(2) Resolutions; Incumbency and Signatures. Copies of the resolutions or written consent of the manager of each Credit Party authorizing or ratifying the execution, delivery and performance by such Credit Party of this Agreement, the Financing Agreements to which such Credit Party is a party and any other document provided for herein or therein to be executed by such Credit Party, certified by a Duly Authorized Person of such Credit Party and, in each case, to the extent applicable. A certificate of a Duly Authorized Person certifying the names of the officers of each Borrower authorized to make a borrowing request on behalf of the Borrowers and sign this Agreement and the Financing Agreements to which such Borrower is a party, together with a sample of the true signature of each such officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4) Opinion of Counsel. An opinion of Hanson Bridgett, LLP and Poyner Spruill the legal counsel to the Credit Parties, in form and substance reasonably satisfactory to Lender.

(5) Constitutive Documents. A copy (certified by a Duly Authorized Person) of each Credit Party’s (i) Certificate of Formation, certified by the Secretary of State of the State of Delaware as of a date acceptable to the Lender, together with a good standing certificate from such governmental entity or department and, if and to the extent applicable, a good standing certificate (or the equivalent thereof) from the Secretaries of State (or the equivalent thereof) of each other State in which any Credit Party is required to be qualified to transact business and (ii) a true, correct and complete copy of the Limited Liability Company Agreement of the Borrowers and the Parent.

(6) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Lender, naming each Credit Party as debtor and the Lender as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Lender, and other documents as the Lender deems necessary or appropriate, shall have been filed in all jurisdictions that the Lender deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for the Borrowers (and, if and to the extent applicable, under any of its trade or assumed names, if any), each dated a date reasonably near to the Closing Date in all jurisdictions reasonably deemed necessary by the Lender, the results of which shall be satisfactory to the Lender in its sole and absolute determination.

(7) Insurance Certificates. Certificates from the Borrowers’ insurance carriers evidencing that all insurance coverage required hereunder and under the Mortgage and other Financing Agreements is in effect, which designate the Lender as “Lender’s Loss Payee” under the personal property insurance, additional insured under the liability insurance and mortgagee, as applicable.

(8) Real Estate Leases. True, correct and complete copies of the fully-executed Real Estate Leases, and all amendments, assignments, modifications and other supplements in connection therewith, together with a Subordination, Non-Disturbance and Attornment Agreements with respect to each Facility, in each case, in a form and substance acceptable to Lender, including, without limitation, evidence that the Rent Expense associated with the Real Estate Leases on an annual basis is not less than One Million Three Hundred Thousand and 00/100 Dollars ($1,300,000) in the aggregate.

(9) Reserved.

(10) Environmental Assessment. Phase I environmental reports of the Real Property on which each Facility is located prepared by an environmental audit firm reasonably acceptable to the Lender, the results of which shall be satisfactory to the Lender in its sole and absolute determination.

(11) Title Insurance. Title insurance policies in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (acceptable to the Lender) in favor of the Lender for the Real Property on which each Facility is located, together with copies of all documents of record concerning all such Real Property as identified on the commitment thereof. Each title insurance policy shall contain such endorsements as deemed appropriate by the Lender.

(12) Survey. ALTA plats of survey shall be prepared on the Real Property on which each Facility is located.

(13) Appraisal. Appraisals prepared by an independent appraiser of the Real Property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991 (including a loan-to-value ratio using an income-approach basis not to exceed 75%). Such appraisal (and the results thereof) shall be satisfactory to the Lender in its sole and reasonable determination.

(14) Flood Insurance. Flood insurance policies, if applicable, concerning the Real Property, reasonably satisfactory to the Lender, if required by the Flood Disaster Protection Act of 1973.

(15) Permits. Certified copies of all licenses, permits and governmental approvals necessary for the use or operation of the Facilities, together with a certificate of occupancy with respect to the Facilities issued in the name of the applicable Operating Company.

(16) Closing Date Purchase Documents. True, correct and complete copies of the fully-executed Closing Date Purchase Documents and of the governmental approvals delivered in connection therewith.

(17) Other. Such other documents, certificates and instruments as the Lender may reasonably request.

(c) Field Examination; Site Visit. The Lender shall have completed its site visit and field examinations of the Borrowers’ books and records, assets, and operations which examinations will be satisfactory to the Lender in its sole and absolute discretion.

(d) No Material Adverse Change. There shall be no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of any Borrower or any Operating Company.

(e) Representations and Warranties. All representations or warranties of the Credit Parties contained herein or in any Financing Agreement shall be true and correct as of the Closing Date.

(f) Acknowledgement of Operating Companies. Evidence reasonably acceptable to the Lender that the each Operating Company has acknowledged the obligations of the Borrowers under Section 8.9 hereof and that the Borrowers have notified such Operating Company that all amounts payable to any Borrower under any Real Estate Lease shall be paid directly to the Lease Deposit Account and that such Operating Company has agreed to comply with such arrangement.

(g) Certificate. The Lender shall have received a certificate signed by a Duly Authorized Person on behalf of the Borrowers and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.

(h) Financial Statements. The Lender shall have received financial statements of each Operating Company (showing results of the operation of the Facility) for the fiscal year ended December 31, 2012 and such financial statements shall be in form and substance reasonably acceptable to the Lender.

(i) Commitment Fee. The Borrowers shall have paid to Lender the commitment fee referenced in Section 2.13 hereof.

6. COLLATERAL.

6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due in accordance with the terms hereof, each Borrower hereby grants, pledges, conveys and transfers to the Lender (in addition to the security interests, assignments and mortgages on the Real Property as contemplated by the Deeds of Trust and the other Financing Agreements) a continuing security interest in and to any and all assets and personal property of such Borrower, of any kind or description, tangible or intangible, wheresoever located and whether now existing or hereafter arising or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”): (a) all of such Borrower’s accounts receivable, including, without limitation, Accounts and Health-Care-Insurance Receivables (each as defined in the Code), (b) all of such Borrower’s General Intangibles, including, without limitation General Intangibles related to accounts receivable and money; (c) all of such Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Lender, or any other financial institution with which such Borrower maintains deposits; (d) all of such Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, contracts, tax refunds, documents and documents of title, and all of such Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of such Borrower’s Inventory and Equipment (each as defined in the Code) and motor vehicles and trucks; (f) all of such Borrower’s monies, and any and all other property and interests in property of such Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Lender or any agent or Affiliate of the Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Lender’s rights of setoff, the balance of any account or any amount that may be owing from time to time by the Lender to such Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of such Borrower; (h) all proceeds and profits derived from the operation of such Borrower’s business; (i) all of the other assets and personal property of such Borrower; (j) the Sinking Fund Account and the funds relating thereto; (k) all of such Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to such Borrower’s business; (k) all cash of such Borrower; and (l) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.

6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrowers agree that they shall execute and deliver to the Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Lender, all financing statements (and the Borrowers shall pay the cost of filing or recording the same in all public offices deemed necessary by the Lender) or other instruments and documents as the Lender may reasonably request, in a form satisfactory to the Lender, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Lender’s Liens therein. If the Borrowers fail to do so, the Lender is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without any Borrower’s signature) as the Borrowers’ agent. The Borrowers further agree that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3 Loss of Value of Collateral. Each Borrower agrees to immediately notify the Lender of any material loss or depreciation of over $50,000 in the value of the Collateral or any portion thereof.

6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether a Borrower is an organization, the type of organization and any organization identification number issued to such Borrower. Each Borrower agrees to furnish any such information to the Lender promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Lender on behalf of such Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Lender.

6.5 Third Party Agreements. Each Borrower shall at any time and from time to time take such steps as the Lender may reasonably require for the Lender: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Lender, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Lender, (ii) to obtain “control” (as defined in the Code) of any Deposit Accounts, with any agreements establishing control to be in form and substance reasonably satisfactory to the Lender, and (iii) otherwise to ensure the continued perfection and priority of the Lender’s security interest in any of the Collateral and of the preservation of its rights therein.

6.6 All Advances One Obligation. Payment of all Liabilities shall be secured by the Collateral and pursuant to certain of the terms of this Agreement and the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of the Borrowers’ Liabilities shall constitute one general obligation secured by Lender’s Lien on all of the Collateral and by all other Liens heretofore, now, or at any time or times granted to Lender to secure the Liabilities. Each Borrower agrees that all of the rights of Lender set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Lender.

6.7 Commercial Tort Claims. If any Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), such Borrower shall promptly notify the Lender of same in a writing signed by such Borrower (describing such claim in reasonable detail) and grant to the Lender in such writing (at the sole cost and expense of the Borrowers) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Lender in its sole and absolute determination.

6.8 Sinking Fund Account. Prior to the funding of the Loan on the Closing Date, the Borrowers agree to establish and hereby grants the Lender a security interest in a restricted account (the “Sinking Fund Account”) held by the Lender to provide funds to reimburse the Lender for amounts outstanding under the Loan. The Sinking Fund Account established with the Lender shall be invested in such a manner as shall be mutually agreed upon among the Lender and the Borrowers; and, in the event there shall be no agreement, then as shall be determined by the Lender in its sole discretion. The Lender shall have sole access to the Sinking Fund Account, provided, however, that the Lender may use such funds solely to repay amounts owed under the Loan upon maturity of the Loan and to apply such funds to other Liabilities as and when the same become due and payable. Any and all interest on the Sinking Fund Account shall be added to the Sinking Fund Account and shall be property of the Borrowers subject to the security interests granted herein and, upon repayment in full of the Liabilities and the termination of this Agreement, such interest shall be paid to the Borrowers; provided, however, that at any time an Event of Default has occurred and continuing, the Borrowers acknowledge and agree that such interest may be applied to the Liabilities by the Lender. The failure of Borrowers to comply with the provisions of this paragraph shall be considered an Event of Default and immediately entitle the Lender to any of the remedies provided in this Agreement. Nothing in this Section shall mitigate, limit or otherwise affect any of the Borrower's obligations under this Agreement.

7. REPRESENTATIONS AND WARRANTIES.

The Borrowers, jointly and severally, represent and warrant that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

7.1 Existence. Each Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Borrower is duly qualified and in good standing as a foreign limited liability company authorized to do business in the State of North Carolina and each jurisdiction where such qualification is required because of the nature of its activities or properties. Each Borrower has all requisite limited liability company power to carry on its business as now being conducted and as proposed to be conducted.

7.2 Authority. The execution and delivery by each Borrower of this Agreement and all of the other Financing Agreements to which such Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its limited liability company powers; (ii) are duly authorized by the manager of such Borrower and, if applicable, the member of such Borrower; and (iii) are not in contravention of the terms of its limited liability company agreement, or of any indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by each Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Lender, result in the imposition of any Lien upon any property of such Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which any Credit Party is a party are the legal, valid and binding obligations of such Credit Party and are enforceable against such Credit Party in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

7.4 Financial Data.

(a) All income statements, balance sheets, cash flow statements, statements of operations, financial statements, and other financial data which have been or shall hereafter be furnished to the Lender for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Credit Parties and the Operating Companies, as applicable, as of the dates thereof and the results of its operations for the period(s) covered thereby.

(b) Since December 31, 2012, there has been no Material Adverse Change with respect to any Credit Party or any Operating Company.

7.5 Collateral. Except for the Permitted Liens, all of the Borrowers’ assets and property (including, without limitation, the Collateral and the Real Property) are and will continue to be owned by the applicable Borrower (except for items of inventory disposed of in the ordinary course of business), have been or will be fully paid for, and are free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Lender as the secured creditor. The organizational number assigned by the State of Delaware upon (i) Carteret’s formation is: 5377380, (ii) Hamlet’s formation is: 5377383 and (iii) Shelby’s formation is: 5377379.

7.6 Solvency. Each Credit Party is solvent, is able to pay such Credit Party’s debts as they mature or become due, has capital sufficient to carry on its business and all businesses in which it is about to engage, and now owns assets and property having a value both at fair valuation and at present fair saleable value on a going concern basis (as determined in a manner and based upon assumptions satisfactory to the Lender in its reasonable determination) greater than the amount required to pay all of its debts and liabilities, including, without limitation, all of the Liabilities. No Credit Party will be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.

7.7 Principal Place of Business; State of Formation. The principal place of business and chief executive office of each Borrower is located at 1920 Main Street, Suite 400, Irvine California, 92614. The books and records of the Borrowers and all records of account are located at the principal place of business and chief executive office of the Borrowers. Each Borrower’s state of formation is the State of Delaware.

7.8 Other Names. No Borrower has used, and no Borrower shall hereafter use, any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name) other than the name set forth in the introductory paragraph of this Agreement.

7.9 Tax Liabilities. Each of each Credit Party and, to the Borrowers’ knowledge, each Operating Company has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained or except as permitted under Section 8.4, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.10 Loans. Except as otherwise permitted by Section 9.2 hereof, no Borrower is obligated on any loans or other Indebtedness.

7.11 Margin Securities. No Credit Party owns any margin securities and none of the Loan advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.

7.12 Subsidiaries. No Borrower has any subsidiaries.

7.13 Litigation and Proceedings. No judgments are outstanding against any Credit Party or, to the knowledge of Borrowers, any Operating Company, nor is there as of any such date pending or, to the Borrower’s knowledge, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against any Credit Party or the Operating Company or any of its property, in each case, involving an aggregate amount of Fifty Thousand Dollars ($50,000) or more.

7.14 Other Agreements. Neither any Credit Party, nor, to the Borrowers’ knowledge, any Operating Company is in material default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. No Borrower knows of any dispute regarding any agreement, contract, instrument, lease or commitment which could reasonably be expected to have a Material Adverse Effect.

7.15 Compliance with Laws and Regulations. The execution and delivery by each Borrower of this Agreement and by each Credit Party of all of the other Financing Agreements to which any Credit Party is a party and the performance of such Person’s obligations hereunder and thereunder are not in contravention of any material law, rule or regulation, including, without limitation, Healthcare Laws. Each Credit Party and, to the Borrowers’ knowledge, each Operating Company has all licenses, authorizations, approvals and permits necessary in connection with the operation of its business (including, without limitation, all certificates needed for each Operating Company to participate in the Medicaid program). The Facility is operated as an assisted living facility and its licensed bed capacity is as set forth on Schedule 7.15. The licenses, authorizations, permits and other approvals listed on Schedule 7.15 constitute all the licenses, authorizations, permits and other approvals required by each Operating Company to operate the Facility at such licensed bed capacities applicable for such Operating Company. Each Credit Party and, to the Borrowers’ knowledge, each Operating Company has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, including, without limitation, licenses with respect to the Facility issued by the North Carolina Division of Health Service Regulation Health and Human Services Commission designated as an assisted living facility. All such licenses, authorizations, approvals and permits are in full force and effect and each Credit Party shall keep such items in full force and effect during the term of this Agreement. Each Real Estate Lease shall at all times during the term of this Agreement require that the Operating Company party to such Real Estate Lease keep such licenses, authorizations, approval and permits in full force and effect. Each Credit Party is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Facility is subject to any proceeding for revocation, suspension or issuance of a probationary license or any certificate of need issued by any governmental authority and any Person succeeding to the functions thereof, and there has not been instituted any Medicaid termination action by such commission. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company has received any notice from any governmental authority that such governmental authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA.

7.16 Intellectual Property. No Credit Party owns or otherwise possess any registered patents, patent applications, copyrights, trademarks, trademark applications, trade names, or service marks. To the Borrowers’ knowledge, none of any Credit Party’s intellectual property infringes on the rights of any other Person.

7.17 Environmental Matters. Neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has Managed Hazardous Substances on or off its Property other than in compliance with Environmental Laws, except to the extent any such non-compliance could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and, to the knowledge of Borrowers, the Operating Company, has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business at the Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. Neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. During the term of this Agreement, the Borrowers shall not permit (and shall cause the Operating Companies not to permit) others to, Manage, whether on or off any Borrower’s Property, Hazardous Substances. The Borrowers shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property. Neither any Credit Party nor, to the knowledge of the Borrowers, any Operating Company, has received any Environmental Notice.

7.18 Disclosure. None of the representations or warranties made by any Credit Party herein or in any Financing Agreement to which such Credit Party is a party and no other written information provided by the Credit Parties or their respective representatives to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrowers have disclosed to the Lender all facts of which the Borrowers have knowledge which at any time hereafter might result in a Material Adverse Effect.

7.19 Pension Related Matters. If applicable, each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which any Credit Party or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by any Credit Party or any of their respective ERISA Affiliates to which Title IV of ERISA applies, if any, and (a) which is maintained for employees of any Credit Party or any of their respective ERISA Affiliates or (b) to which any Credit Party or any of their ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by any Credit Party has occurred and no funding deficiency described in Section 302 of ERISA caused by any Credit Party exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. If and to the extent applicable, the Credit Parties and each ERISA Affiliate have satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by any Credit Party which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

7.20 Perfected Security Interests. The Lien in favor of the Lender provided pursuant to Section 6.1 hereof is a valid and, when properly perfected by the timely filings, deliveries, notations and other actions contemplated by the Financing Agreements in the appropriate jurisdictions, will constitute the first priority security interest in the Collateral (subject only to the Permitted Liens).

7.21 Real Estate. As of the Closing Date, no Borrower owns or leases any Property other than the Real Property owned by such Borrower. The Borrowers own good and marketable fee simple title to all of the Real Property. The Borrowers have delivered true, correct and complete copies of the fully-executed Real Estate Leases and all material instruments, agreements and documents entered into in connection therewith (including all Exhibits and Schedules thereto) to the Lender on the Closing Date.

7.22 Ownership; Consideration. Schedule 7.22 sets forth the correct legal name, jurisdiction of organization and, if applicable, the organizational identification number assigned by the applicable jurisdiction of organization of the Credit Parties. The authorized Capital Securities of each of the Credit Parties is as set forth on Schedule 7.22. All issued and outstanding Capital Securities of each of the Credit Parties is duly authorized and validly issued, and if the Capital Securities of a corporate entity, fully paid, nonassessable, and in each case is free and clear of all Liens other than those in favor of the Lender, and such Capital Securities were issued in compliance with all applicable laws. The identity of the holders of the Capital Securities of each of the Credit Parties and the percentage of their fully diluted ownership of the Capital Securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 7.22. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any Capital Securities of any such entity.

7.23 Broker’s Fees. No Credit Party has any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loan or this Agreement.

7.24 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.25 Business of Borrowers. The sole business of the Borrowers is to own the Real Property leased to the applicable Operating Company. No Borrower is party to any management agreement or similar type of management contract, other than the Real Estate Lease.

7.26 Offenses and Penalties Under the Medicaid Program. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company and/or officers of such Credit Party or, to the Borrowers’ knowledge, any Operating Company is currently under investigation or prosecution for, nor has any Credit Party, or to the Borrowers’ knowledge, any Operating Company or any Affiliate or officer of such Person been convicted of: (a) any offense related to the delivery of an item or service under the Medicaid program; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company and/or officers of such Credit Party or Operating Company have been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, is any such Credit Party, such Operating Company or and/or officer of such Person currently the subject of any investigation or proceeding that may result in such payment. Neither any Credit Party nor any Operating Company and/or officers of such Credit Party or such Operating Company have been excluded from participation in the Medicaid program or any program funded under the “Block grants” to States for Social Services (Title XX) Program.

7.27 Medicaid/Medicare. Neither any Credit Party nor, to the Borrowers’ knowledge, any Operating Company nor any officer or director of such Person has engaged in any of the following: (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicaid; (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicaid; (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (i) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicaid; or (ii) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicaid. Neither any Credit Party nor any Operating Company has participated a Medicare reimbursement program for any reason in connection with the operation of the Facility.

7.28 Absence of Foreign or Enemy Status. Neither any Credit Party nor any Affiliate of such Credit Party is an "enemy" or an "ally of the enemy" within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any Affiliate of such Credit Party is in violation of, nor will the use of the Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.29 Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against any Credit Party. All payments due from any Credit Party on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books.

7.30 USA Patriot Act. Neither any Credit Party nor any of their Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the "Blocked Persons Lists") including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.

7.31 Closing Date Acquisitions.

(a) The Closing Date Acquisitions have been consummated contemporaneously with the execution and delivery of this Agreement in accordance with the terms of the Closing Date Purchase Agreements, subject to such modifications, supplements and waivers as the Lender shall have approved.

(b) No party to any Closing Date Purchase Documents has waived, without the consent of the Lender, any condition precedent to the obligations of any such party to close as set forth in the Closing Date Purchase Documents.

(c) The aggregate consideration payable under the Closing Date Purchase Documents is equal to $15,300,000.

(d) True and complete copies of all of the Closing Date Purchase Documents have been delivered to the Lender, together with a true and complete copy of each document to be delivered at the closing of the Closing Date Acquisitions.

(e) Except as set forth in the Closing Date Purchase Documents delivered to the Lender prior to the date hereof, there are no other agreements, oral or written, with respect to which any Credit Party thereof has any obligation or liability with respect to the Closing Date Acquisitions.

(f) No Credit Party nor, to the knowledge of any Borrower, any other Person party to the Closing Date Purchase Documents is in default in the performance or compliance with any provisions thereof.

(g) The Closing Date Purchase Documents comply with, and the Closing Date Acquisitions have been consummated in accordance with, all applicable laws, including, without limitation, all Healthcare Laws.

(h) The Closing Date Purchase Documents are in full force and effect as of the date hereof and have not been terminated, rescinded or withdrawn.

(i) All material requisite approvals by governmental authorities having jurisdiction over the Closing Date Acquisition Sellers, the Credit Parties and other Persons referenced therein with respect to the transactions contemplated by the Closing Date Purchase Documents have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Closing Date Acquisition Documents or to the conduct by any Credit Party of its business thereafter which have not been satisfied within the time periods specified therein.

(j) To the knowledge of the Borrowers, none of the Closing Date Acquisition Seller’s respective representations or warranties in the Closing Date Purchase Documents contains any untrue statement of a material fact or omits any material fact necessary to make the statements therein made, in the context in which made, not misleading.

8. AFFIRMATIVE COVENANTS.

The Borrowers, jointly and severally, covenant and agree that, as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

8.1 Reports, Certificates and Other Information. The Borrowers shall deliver or cause to be delivered to the Lender:

(a) Credit Party Annual Financial Statements. On or before the one hundred twentieth (120th) day after each Fiscal Year of the Borrower, a copy of the annual consolidated and consolidating audited financial statements for the Borrower, prepared by an independent certified public accountants selected by the Credit Parties (and reasonably approved by the Lender), together with, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP.

(b) Operating Company Annual Financial Statements. On or before the one hundred twentieth (120th) day after each fiscal year of the Operating Companies commencing with the Fiscal Year ending December 31, 2013, a copy of the annual audited financial statements for the Operating Companies, prepared by independent certified public accountants selected by the Borrowers (and reasonably approved by the Lender), together with, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP.

(c) Quarterly Reports. On or before the forty-fifth (45th) day after the end of each Fiscal Quarter (1) a copy of internally prepared financial statements of the Borrowers prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a) hereof, signed on behalf of the Borrowers by a Duly Authorized Person and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter and (2) a copy of internally prepared financial statements of the Operating Companies prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(b) hereof but specific to the operations of Operating Companies at the Facilities consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter.

(d) Monthly Reports. On or before the thirtieth (30th) day after the end of each month, copies of all financial statements for the Facilities for the preceding calendar month specific to the operations of Operating Companies at the respective Facilities as such financial statements are required under to be prepared and delivered pursuant to the Real Estate Lease.

(e) Certificates. Contemporaneously with the furnishing of each annual financial statement and within forty-five (45) calendar days of each Fiscal Quarter, a duly completed compliance certificate with appropriate insertions, in form and substance reasonably satisfactory to the Lender (a “Compliance Certificate”), dated the date of such annual financial statement or such Fiscal Quarter and signed on behalf of the Borrower by a Duly Authorized Person, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. In addition, each Compliance Certificate shall contain a computation of, and show compliance with, the financial ratios and restrictions set forth in Section 9.12 hereof. The computation and calculation of the financial ratios in each Compliance Certificate shall be in form and substance reasonably acceptable to the Lender.

(f) Real Estate Taxes. As paid, evidence of timely payment of real estate taxes owed on the Real Property.

(g) Tax Returns. As soon as available, but not later than ten (10) days after the filing of any Credit Party’s or any Operating Company’s annual tax returns each year, a copy of the annual tax returns for such Person for such tax year, all in reasonable detail as requested by Lender.

(h) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Promptly upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrowers with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) except for actions described in clause (iv) below, the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of Fifty Thousand Dollars ($50,000) in the aggregate are sought; (iii) the receipt of any written notice from any governmental agency concerning any material violation or potential material violation of any regulations, rules or laws applicable to any Borrower; (iv) the occurrence of any personal injury or other action that is not covered by insurance (or if presumably covered by insurance, the applicable insurance company has not confirmed coverage or liability for payment in writing) that could reasonably be expected to give rise to a tort claim against any Borrower for an amount equal to or in excess of Fifty Thousand Dollars ($50,000); or (v) any Material Adverse Change.

(i) Insurance Reports. (i) At any time after a Default and upon the request of the Lender, a certificate signed by a Duly Authorized Person that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrowers and that certifies that the Lender is the named additional insured and lender’s loss payee of all property and casualty insurance policies (such certificate to be in form and substance satisfactory to the Lender), and (ii) written notification of any material change in any such insurance by the Borrowers within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(j) Interim Reports. Promptly upon receipt thereof, copies of any management letters and interim and supplemental reports submitted to any Credit Party by the independent accountants in connection with any interim audit of the books of the Borrowers and copies of each management control letter provided to the Borrowers by independent accountants.

(k) Affiliate Transactions. Upon the Lender’s request from time to time, a reasonably detailed description of each of the transactions between any Borrower and any of its Affiliates during the time period requested by the Lender, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrowers in such transactions.

(j) Annual Budgets. As soon as available following the end of each Fiscal Year, but in any event not later than thirty (30) days after the end of such Fiscal Year, an annual operating plan for the Facility for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year, (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, and (iv) includes a description of estimated restructuring expenses to be incurred for the following year, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures.

(k) Lease Reports. Promptly upon receipt, copies of any material reports or notifications required to be delivered by any Operating Company to any Borrower pursuant to the terms of any Real Estate Lease.

(l) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Facility, the Credit Parties, the Operating Companies and their respective operations, business, properties, condition or otherwise as the Lender may reasonably request from time to time.

8.2 Inspection; Audit Fees. Each Borrower will keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Lender, or any Person designated by the Lender in writing from time to time, shall have the right: (a) from time to time hereafter (but no more than two (2) times per calendar year prior to an Event of Default), to call and visit at any Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any Event of Default, upon reasonable advance notice (and after any Event of Default, at any time during normal business hours without the requirement of any advance notice), (i) to inspect, audit, check and make copies of and extracts from such Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to its business or to any transactions between the parties hereto, and (ii) to discuss the affairs, finances and business of the Credit Parties with any of the Duly Authorized Persons, and (b) to make such verification concerning the Collateral as the Lender may consider reasonable under the circumstances. The Borrowers agree to pay on demand all costs, expenses and reasonable fees incurred by Lender in connection with any inspections or audits of the Borrowers performed by the Lender under this Section. All such amounts incurred by the Lender hereunder shall bear interest hereunder and shall be additional Liabilities of the Borrowers to the Lender, secured by the Collateral, if not promptly paid upon the request of the Lender.

8.3 Conduct of Business. Each Borrower shall maintain its limited liability company existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, including, without limitation, Healthcare Laws, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. Each Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of such Borrower, in accordance with GAAP, consistently applied.

8.4 Claims and Taxes. The Borrowers agree, jointly and severally, to indemnify and hold the Lender harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of any Borrower’s property and assets, including, without limitation, the Collateral. The Borrowers agree, jointly and severally, to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of each Borrower’s real and personal property taxes, including taxes with respect to the Real Property, assessments and charges and all of each Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against any Borrower, or payable by any Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrowers shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrowers established adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest could not be expected to result in a Material Adverse Effect.

8.5 State of Formation. The State of Delaware shall remain each Borrower’s State of formation, unless: (a) such Borrower provides the Lender with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) such Borrower provides the Lender with, at the Borrowers’ sole cost and expense, such financing statements, and if applicable, landlord waivers, bailee letters and processor letters, and such other agreements and documents as the Lender shall reasonably request in connection therewith.

8.6 Liability Insurance. The Borrowers shall maintain or cause the Operating Companies to maintain, at their expense, general liability insurance and environmental liability insurance in such amounts and with such deductibles as are acceptable to the Lender in its reasonable determination and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. In addition, the Borrowers shall maintain, or cause the Operating Companies to maintain, at their expense, business interruption insurance in such amounts and with such deductibles as are acceptable to the Lender in its reasonable determination and shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Lender as additional insured thereunder and providing that the insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

8.7 Property Insurance. The Borrowers shall, or shall cause the Operating Companies, at their expense, to keep and maintain their respective assets insured against loss or damage by fire, theft, explosion, spoilage, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Lender. The Borrowers shall deliver to the Lender the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Lender, showing the Lender as “Lender’s Loss Payee” and all loss payable to the Lender, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrowers or any other Person shall affect the right of the Lender to recover under such policy or policies of insurance in case of loss or damage. The Borrowers hereby direct all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Lender and the Lender shall absent an Event of Default permit the Borrowers to use such proceeds to restore or rebuild the damaged property as the Borrowers shall determine in their reasonable and good faith determination. Upon the occurrence and during the continuance of an Event of Default, the Borrowers irrevocably make, constitute and appoint the Lender (and all officers, employees or agents designated by the Lender in writing to the Borrowers) as the Borrowers’ true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrowers on any check, draft, instrument or other item of payment received by the Borrowers or the Lender pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

UNLESS THE BORROWERS PROVIDE THE LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN FIVE BUSINESS DAYS FOLLOWING LENDER’S WRITTEN REQUEST, THE LENDER MAY PURCHASE INSURANCE AT THE BORROWERS’ EXPENSE TO PROTECT THE LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE LENDER MAY NOT PAY ANY CLAIMS THAT THE BORROWERS MAKE OR ANY CLAIM THAT IS MADE AGAINST THE BORROWERS IN CONNECTION WITH THE COLLATERAL. THE BORROWERS MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE LENDER, BUT ONLY AFTER PROVIDING THE LENDER WITH EVIDENCE THAT THE BORROWERS HAVE OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE LENDER PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWERS WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE LENDER MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWERS MAY BE ABLE TO OBTAIN ON ITS OWN.

8.8 Environmental. The Borrowers shall promptly notify and furnish Lender with a copy of any and all Environmental Notices which are received by it or any Credit Party in connection with the Property. The Borrowers shall take, or shall cause the Operating Companies to take, prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Lender with a description of the Borrowers’ or such Credit Party’s Response thereto. The Borrowers shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

8.9 Banking Relationship. Commencing as reasonably practicable as possible hereafter (but in no event later than thirty (30) calendar days of the Closing Date), the Borrowers shall at all times thereafter maintain all of their primary deposit and operating accounts and all other banking accounts (other than payroll, tax and trust accounts) with the Lender and the Borrowers shall cause all rent and other payments owed to any Borrower by any Operating Company under any Real Estate Lease to be paid by such Operating Company directly into a designated lease deposit account maintained with the Lender (the “Lease Deposit Account”). The Borrowers shall use the Lender as the primary cash management bank for all of its cash management activities (other than payroll, tax and trust accounts), including, without limitation, the Lender acting as the principal depository and remittance agent for the Borrowers.

8.10 Intellectual Property. If after the Closing Date any Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks (or file an application to attempt to register any of the foregoing), such Borrower shall promptly notify the Lender in writing of same and execute and deliver any documents or instruments (at the Borrowers’ sole cost and expense) reasonably required by Lender to perfect a security interest in and lien on any such federally registered intellectual property in favor of the Lender and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office/Library of Congress or other applicable registrar.

8.11 Change of Location; Etc. No Collateral may be moved to another location within the continental United States unless: (a) the Borrowers provide the Lender with at least thirty (30) days prior written notice, (b) no Event of Default then exists, and (c) the Borrowers provide the Lender with, at Borrowers’ sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Lender shall reasonably request. The Borrowers shall or shall cause the Operating Companies to defend and protect the Collateral against and from all claims and demands of all Persons (other than the holders of Permitted Liens) at any time claiming any interest therein adverse to the Lender. If the Borrowers desire to change its principal place of business and chief executive office, the Borrowers shall notify the Lender thereof in writing no later than thirty (30) days prior to such change and the Borrowers shall provide the Lender with, at Borrowers’ sole cost and expense, such financing statements and other documents as the Lender shall reasonably request in connection with such change. If the Borrowers shall decide to change the location where its books and records are maintained, the Borrowers shall notify the Lender thereof in writing no later than thirty (30) days prior to such change.

8.12 Health Care Related Matters. Each Operating Company shall continue to be duly licensed by the State of North Carolina to operate the Facility and shall otherwise maintain Medicaid provider status. The Borrowers shall cause each Operating Company to maintain all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of the respective Facilities or as may be necessary for participation of such Operating Company in Medicaid and other applicable reimbursement programs, to remain in full force and effect at all times. Each Operating Company shall at all times maintain in full force and effect a Medicaid certification and a Medicaid provider agreement. Each Credit Party and each Operating Company shall at all times be in material compliance with all rules and regulations of the CMS and shall take all necessary steps to protect personally identifiable health information for each patient substantially in accordance with the CMS laws and regulations.

8.13 US Patriot Act. Each Borrower covenants to Lender that if any Borrower becomes aware that any Credit Party or its respective Affiliates is identified on any Blocked Persons List (as identified in Section 7.30 hereof), such Borrower shall immediately notify Lender in writing of such information. Each Borrower further agrees that in the event that it or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Lender to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, in response to any such notice Lender may immediately contact the Office of Foreign Assets Control and any other government agency Lender deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

8.14 Further Assurances. The Borrowers will, at their own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Lender on the Collateral (including Collateral acquired after the date hereof), subject to Permitted Liens, including, as set forth in Section 8.16 of this Agreement.

8.15 Single Purpose Entity Provisions. The business and purposes of each Borrower is and will continue to be limited to the following:

(i) to acquire, own, hold, lease, operate, manage, maintain, develop and/or improve the applicable Real Property;

(ii) to enter into and perform its obligations under the Financing Agreements;

(iii) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance or otherwise deal with the Real Property to the extent permitted hereunder and under the Financing Agreements;

(iv) to lease the applicable Real Property to the applicable Operating Company; and

(v) to engage in any lawful act or activity and to exercise any powers permitted to entities of its type pursuant to the laws of its state of organization that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

Each Borrower agrees and covenants that it shall:

(i) not own any asset or property other than (A) a fee interest in the applicable Real Property, and (B) incidental personal property necessary for the ownership or operation of such Real Property;

(ii) remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets, to the extent of its assets, as the same shall become due;

(iii) do or cause to be done all things necessary or desirable to observe organizational formalities of such Borrower and preserve its existence; and

(iv) to the extent of cash flow available from operations, maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

9. NEGATIVE COVENANTS.

The Borrowers, jointly and severally, covenant and agree that as long as any (other than contingent indemnification obligations) remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Lender shall give its prior written consent thereto):

9.1 Encumbrances. No Borrower shall create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrowers shall, if appropriate under GAAP, has set aside on its books and records adequate reserves, provided, that such contest does not have a Material Adverse Effect; (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) Liens in favor of the Lender; (d) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) Business Days or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; and (e) purchase money security interests upon or in any property acquired or held by the Borrowers in the ordinary course of business to secure the purchase price of such property so long as: (i) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed Fifty Thousand Dollars ($50,000) in the aggregate at any time, (ii) each such lien shall only attach to the property to be acquired; and (iii) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased.

9.2 Indebtedness. No Borrower shall incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, and (b) the indebtedness not to at any time exceed Fifty Thousand Dollars ($50,000) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1(e) hereof.

9.3 Consolidations, Mergers or Acquisitions. Without the prior written consent of the Lender, no Borrower shall be a party to any merger, consolidation, or exchange of stock or other equity, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables. No Borrower shall form or establish any subsidiary without the Lender’s prior written consent.

9.4 Investments or Loans. No Borrower shall make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b) investments in negotiable certificates of deposit issued by the Lender or by any other bank satisfactory to the Lender, payable to the order of the Borrower or to bearer, and (c) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

9.5 Guarantees. No Borrower shall guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except endorsements of negotiable instruments for collection in the ordinary course of business.

9.6 Disposal of Property. No Borrower shall sell, assign, lease, transfer or otherwise dispose of any of its properties, assets and rights to any Person except (i) sales of Inventory in the ordinary course of business, and (ii) sales of obsolete Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.

9.7 Use of Proceeds. No Borrower shall use the proceeds of the Loan and the Loan for any purpose other than to pay a portion of the purchase price under the Closing Date Purchase Documents.

9.8 Loans to Officers; No Consulting and Management Fees. No Borrower shall make any loans to its members, managers, officers, employees, Affiliates, or to any other Person, and no Borrower shall declare, make or pay any consulting, management fees, investment banking fees, or similar fees or payments to its members, managers, officers, employees, agents, or Affiliates or any other Person, whether for services rendered to the Borrowers or otherwise.

9.9 Distributions and Equity Redemptions. No Borrower shall (i) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, manager, member, Affiliate or any other Person or (ii) purchase or redeem any of the membership interests or units of any Borrower or any options or warrants with respect thereto, or set aside any funds for any such purpose; provided, however, that the Borrowers may make (y) during each Fiscal Quarter, distributions in cash to Parent in an amount estimated by the manager(s) of the Borrowers to equal the amount necessary for the respective members of Parent to pay their actual state and United States federal income tax liabilities in respect of income earned by the Borrower (the “Tax Liability Amount”); provided, however, that any such distributions shall be net of any prior year loss carry-forward; provided, further that any distributions made to Parent as permitted under this Section 9.9(y) during any Fiscal Year which exceed the actual Tax Liability Amount of the members of Parent as calculated at the end of such Fiscal Year shall be contributed back to the Borrower by the Parent promptly, but in any event, within thirty (30) days after the end of such Fiscal Year; and (z) distributions to Parent within forty-five (45) days after the end of each Fiscal Quarter; provided that immediately before and after giving effect to any such distributions (1) no Default or Event of Default has occurred and is continuing and (2) financial statements necessary to determine current compliance with the financial covenants set forth in Section 9.12 of this Agreement have been delivered to Lender along with a true, correct and complete copy of the Compliance Certificate required to be delivered for such Fiscal Quarter not less than ten (10) days prior to any such distributions.

9.10 Payments in Respect of Subordinated Debt. No Borrower shall make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt, unless otherwise permitted expressly under the terms of a subordination agreement in form and substance acceptable to the Lender).

9.11 Transactions with Affiliates. Subject to the proviso contained in Sections 9.8 and 9.9 hereof, no Borrower shall transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, that the Borrowers may enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrowers than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.

9.12 Financial Ratios.

(a) Minimum EBITDAR to Rent Expense Ratio. The Borrowers shall not permit the ratio of EBITDAR to Rent Expense to be less than 1.15 to 1.00, measured as of the last day of each Fiscal Quarter, for the prior four fiscal quarters, provided, however, that (i) with respect to the calculation for the Fiscal Quarter ended December 31, 2013, the ratio set forth in this Section 9.12(a) will be calculated for the three (3) month period then ended, (ii) with respect to the calculation for the Fiscal Quarter ended March 31, 2014, the ratio set forth in this Section 9.12(a) will be calculated for the six (6) month period then ended, (iii) with respect to the calculation for the Fiscal Quarter ended June 30, 2014, the ratio set forth in this Section 9.12(a) will be calculated for the nine (9) month period then ended and (iv) with respect to the calculation for the Fiscal Quarter ended September 30, 2014 and for the calculation as of each Fiscal Quarter thereafter, the ratio set forth in this Section 9.12(a) will be calculated for the twelve (12) month period then ended

(b) Minimum Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.05 to 1.00, measured as of the last day of each Fiscal Quarter for the prior four fiscal quarters subject to adjustments to such measurement period as set forth in the definition of Fixed Charge Coverage Ratio.

(c) Acknowledgement. The Borrowers acknowledge and agree that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with Section 8.1(d) hereof.

9.13 Change in Nature of Business. No Borrower shall make any change in the nature of such Borrower’s business carried on as of the Closing Date. Without the prior written consent of the Lender, which may be granted or withheld in the Lender’ sole discretion, no Borrower shall permit any Person other than the Operating Companies and the Management Company to operate or control any Facility, whether by management agreement, joint venture agreement or otherwise.

9.14 Other Agreements. No Borrower shall enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which any Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or could reasonably be expected to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements to which any Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall any Borrower’s limited liability company agreement be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement, or that would or could reasonably be expected to adversely affect the Lender’s interests or rights under this Agreement and the other Financing Agreements or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of such Borrower’s limited liability company agreement, such Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Lender.

9.15 Lock Box Accounts. No Borrower shall establish or open any lockbox or blocked account with any Person (other than the Lender) after the Closing Date.

9.16 State of Formation and Name. Except in accordance with Section 8.5 hereof, no Borrower shall change its state of formation from that of the State of Delaware or its name as identified in the Recitals hereto.

9.17 Environmental. No Borrower shall permit, and the Borrowers shall cause the Operating Companies not to permit, any Property (including the Real Property) or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance with all Environmental Laws.

9.18 Real Estate Lease and Management Agreement. No Borrower shall amend, modify or supplement any Real Estate Lease or any Management Agreement in any manner that would or could be expected to adversely affect the Lender’s interests under this Agreement or the other Financing Agreements, or the likelihood that the Liabilities will be paid in full when due, without the Lender’s prior written consent. In any event, the Borrowers shall provide the Lender with fifteen (15) days’ written notice prior to entering into any non-adverse amendment, modification or supplement to any Real Estate Lease or any Management Agreement allowed under this Section 9.18, which such notice shall indicate a reasonably detailed description of such non-adverse amendment, modification or supplement.

9.19 Fiscal Year. No Borrower shall change its Fiscal Year.

9.20 Tax Election. No Borrower shall change its tax election with the Internal Revenue Service without the prior written consent of the Lender.

9.21 Amendments or Waivers. Without the prior written consent of the Lender, no Borrower shall permit its organizational documents (e.g., charter, certificate or limited partnership agreement, or other similar organizational documents) to be amended or any provision thereof waived, the effect of which amendment or waiver could reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the to the rights and interests of the Lender.

10. DEFAULT, RIGHTS AND REMEDIES OF THE LENDER.

10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a) any Borrower fails to pay (i) any principal or interest payable hereunder or under the Note on the date due, declared due or demanded in accordance with the terms hereof, or (ii) any other cost, expense, fee or other amount payable to the Lender under this Agreement or under any other Financing Agreement (including, without limitation, the Note) within three (3) calendar days after the date when any such payment is due, declared due or demanded in accordance with the terms hereof;

(b) any Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in Sections 2.2, 8.1, 8.5, 8.6, 8.7, 8.9, 8.11, 8.12 or 8.l5 hereof, or any of the Sections of Article 9 hereof;

(c) any Credit Party fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (other than those specified in Section 10.1(b) hereof) or in any Financing Agreement to which it is a party and such failure or neglect shall continue for a period of twenty (20) calendar days;

(d) any representation or warranty heretofore, now or hereafter made by any Credit Party in this Agreement or any of the other Financing Agreements is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by any Credit Party to the Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;

(e) a judgment, decree or order requiring payment in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against any Credit Party and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which such Credit Party is fully insured and with respect to which the insurer has admitted liability;

(f) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of any Credit Party (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of any Credit Party (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Credit Party is contesting in good faith (provided the Borrowers have complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

(g) any material portion of the Collateral or any portion of any Real Property is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(h) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against any Credit Party, and any such proceeding is not dismissed within forty-five (45) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by any Credit Party, or any Credit Party makes an assignment for the benefit of creditors, or any Credit Party takes any action to authorize any of the foregoing;

(i) any Credit Party voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(j) any Credit Party becomes insolvent or fails generally to pay its debts as they become due;

(k) any Credit Party is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(l) a breach by any Credit Party shall occur under any material agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach will or is could reasonably be expected to have or create a Material Adverse Effect;

(m) any Credit Party shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach would result in the acceleration of any obligation, liability or indebtedness in excess of Fifty Thousand Dollars ($50,000); provided that the Credit Parties shall have fifteen (15) days to contest in good faith such breach or purported breach as long as the Credit Parties have established an adequate reserve to cover such amount and such contest is not reasonably likely to have or cause a Material Adverse Effect;

(n) there shall be instituted in any court criminal proceedings against any Credit Party, any Operating Company or their respective Affiliates, or any Credit Party, any Operating Company or their respective Affiliates shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, or any governmental enforcement action involving any criminal penalties or exclusion from any federal or state health care program shall have been imposed against any such Persons;

(o) a Change of Control shall occur other than a Change of Control with respect to which the Lender has provided prior written consent, such consent to be provided in the Lender’s sole discretion;

(p) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement, any of the Financing Agreements, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of any Credit Party party thereto; or any Credit Party shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(q) any material breach of, noncompliance with or default under any Financing Agreement by any party thereto (other than by the Lender) after expiration of any applicable notice and cure period;

(r) institution by the PBGC, a Credit Party or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, any Credit Party or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of One Hundred Thousand Dollars ($100,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under ERISA;

(s) an “event of default” or “default” shall occur under any Real Estate Lease or any Management Agreement after the expiration of any applicable notice and cure period therein, if any, or any Real Estate Lease or any Management Agreement shall terminate, or any Borrower shall cease to own the Real Property owned by such Borrower as of the Closing Date (after giving effect to the Closing Date Acquisitions), or a state or federal regulatory agency shall have revoked a Medicaid qualification or any other license, permit or certificate that is material to the operation of any Facility or any portion of the Real Property as currently conducted, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of a Borrower, a lessor or any other Person, including any Operating Company;

(t) except as may be permitted under Section 9.13 hereof, any Management Agreement shall be terminated or assigned by the Management Company or the Management Company (or its subsidiaries or affiliates) shall cease to actively manage the Facility;

(u) a Material Adverse Change shall occur; and/or

(v) there shall occur with respect to any Facility any Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for thirty (30) days or more) and/or closure of such Facility and (iii) which sanctions could have a Material Adverse Effect as determined by Lender in its reasonable discretion.

10.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(h), (i), or (j), the Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence and during the continuance of any other Event of Default, the Lender may at its sole option declare the Commitment (if they have not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Lender, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitment shall immediately terminate.

10.3 Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Lender to sell, assign, or lease any or all of the Collateral or the Real Property. Upon notice to the Borrowers after an Event of Default and during the continuance thereof, Borrowers at their own expense shall assemble all or any part of the Collateral as determined by Lender and make it available to Lender at any location designated by Lender. In such event, the Borrowers shall, at their sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Lender and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Lender after an Event of Default and during the continuance thereof may be for cash, credit or any combination thereof, and the Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrowers then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Lender may, in its sole discretion, cause the Collateral to remain on any Borrower’s premises, at the Borrowers’ expense, pending sale or other disposition of such Collateral. The Lender shall have the right after an Event of Default and during the continuance thereof to conduct such sales on any Borrower’s premises, at the Borrowers’ expense, or elsewhere, on such occasion or occasions as the Lender may see fit.

10.4 Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to enter upon the premises of any Borrower where the Collateral is located without any obligation to pay rent to such Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Lender or any agent of the Lender, for such time as the Lender may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to obtain access to the Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Lender deems appropriate. Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right to notify post office authorities to change the address for delivery of the any Borrower’s mail to an address designated by the Lender and to receive, open and process all mail addressed to such Borrower to the extent such mail is in connection with accounts receivable collections provided that such action does not violate any of the Operating Companies’ residents’ rights to privacy under applicable law.

10.5 Sale or Other Disposition of Collateral by the Lender. Any notice required to be given by the Lender of a sale, lease or other disposition or other intended action by the Lender, with respect to any of the Collateral or any Real Property, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 11.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrowers of any such action. The net proceeds realized by the Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Lender shall account to the Borrowers for any surplus realized upon such sale or other disposition, and the Borrowers shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Lender’s Liens in the Collateral until the Liabilities are fully paid. The Borrowers agree that the Lender has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Lender is hereby granted a license or other right to use, without charge, the Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral or any Real Property, and the Borrowers’ respective rights and benefits under all licenses and franchise agreements, if any, shall inure to the Lender’s benefit until the Liabilities are paid in full.

10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by each Borrower. Each Borrower also waives the benefit of all valuation, appraisal and exemption laws.

10.7 Waiver of Notice. TO THE FULLEST EXTENT PERMITTED BY LAW, UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, EACH BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

11. MISCELLANEOUS.

11.1 Waiver. The Lender’s failure, at any time or times hereafter, to require strict performance by any Credit Party of any provision of this Agreement or the Financing Agreements shall not waive, affect or diminish any right of the Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Lender of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Credit Parties contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Lender unless such suspension or waiver is in writing signed by an officer of the Lender, and directed to the Borrower specifying such suspension or waiver.

11.2 Costs and Attorneys’ Fees.

(a) The Borrowers agree, jointly and severally, to pay on demand all of the costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of the Lender’s counsel, and all UCC filing and lien search fees, and, if applicable, real estate appraisal fees, survey fees, recording, field examination (with such field examination being subject to Section 8.2) and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, and delivery of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. Each Borrower further agrees that the Lender, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loan or debit such amounts from the operating accounts of any Borrower maintained with the Lender.

(b) The costs and expenses that the Lender incurs in any manner or way with respect to the following shall be part of the Liabilities, jointly and severally payable by the Borrowers on demand if at any time after the date of this Agreement the Lender: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (B) to represent the Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, any Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Lender with respect to the Borrowers provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral in accordance with the terms hereunder; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Lender with respect to the Borrowers or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; reasonable travel costs; and courier and telecopier charges.

(c) The Borrowers further agree, jointly and severally, to pay, and to save the Lender harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder, the issuance of the Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrowers shall not be liable for Lender’s income tax liabilities.

(d) All of the Borrowers’ obligations provided for in this Section 11.2 shall be Liabilities secured by the Collateral and the Real Property and shall survive repayment of the Loan or any termination of this Agreement or any Financing Agreements.

11.3 Expenditures by the Lender. In the event the Borrowers shall fail to pay taxes, insurance, audit fees and expenses, filing, recording and search fees, assessments, fees, costs or expenses which the Borrowers are, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fail to keep the Collateral free from other Liens, except as permitted herein, the Lender may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrowers is charged or incurred until actually paid in full to Lender) and shall be part of the Liabilities of the Borrowers, payable on demand and secured by the Collateral.

11.4 Custody and Preservation of Collateral. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrowers shall request in writing, but failure by the Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

11.5 Reliance by the Lender. Each Borrower acknowledges that the Lender, in entering into this Agreement and agreeing to make the Loan and otherwise extend credit to the Borrowers hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrowers and the information delivered by the Borrowers to the Lender in connection herewith (including, without limitation, all financial information and data).

11.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrowers without the prior written consent of the Lender. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of each Borrower and the successors and assigns of the Lender.

11.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of an Event of Default each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Lender from any Borrower or with respect to any of the Collateral, and each Borrower does hereby irrevocably agree that the Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise: (i) first, to the payment and satisfaction of all sums paid and costs and expenses incurred by the Lender hereunder or otherwise in connection herewith, including such monies paid or incurred in connection with protecting, preserving or realizing upon the Collateral or enforcing any of the terms hereof, including reasonable attorneys’ fees and court costs, together with any interest thereon (but without preference or priority of principal over interest or of interest over principal); (ii) second, to the payment and satisfaction of the remaining Liabilities, whether or not then due (in whatever order the Lender elects), both for interest and principal; and (iii) last, the balance, if any, after all of the Liabilities have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable law.

11.9 Marshalling; Payments Set Aside. The Lender shall be under no obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that a Borrower makes a payment or payments to the Lender or the Lender enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall automatically be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full and this Agreement shall terminate in accordance with its terms, the Lender will, upon the Borrowers’ written request and at the Borrowers’ cost and expense, authorize the filing of all UCC termination statements required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Lender and the Lender will sign a customary payoff letter that evidences the termination of the grant of the security interest in its favor by the Borrowers as provided pursuant to Section 6.1 hereof.

11.11 Continuing Effect; Inconsistency. This Agreement, the Lender’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lender, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.8 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.

11.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of facsimile transmission, when transmitted and (c) in the case of mailed notice, five (5) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Lender at: The PrivateBank and Trust Company, 120 S. LaSalle St., Chicago, Illinois 60603; Attention: Adam D. Panos; Telephone No. (312) 564-1278; Facsimile No. (312) 564-6889; with a copy to: c/o Ungaretti & Harris LLP, 70 W. Madison, Suite 3500, Chicago, Illinois, 60602; Attention: Daniel P. Strzalka, Esq.; Telephone No. (312) 977-4341; Facsimile No. (312) 977-4405; (ii) If to any Borrower at: c/o Cornerstone Real Estate Funds, 1920 Main Street, Suite 400, Irvine California, 92614, Attn: Kent Eikanas, Telephone No. (949) 812-4335; Facsimile No. (949) 250-0592; with a copy to: Hanson Bridgett, LLP, 425 Market Street, 26th Floor, San Francisco, California, 94105, Attention: Jennifer Berland, Telephone No. (415) 995-5837; Facsimile No. (415) 995-3409; or to such other address as each party designates to the other in the manner herein prescribed.

11.13 Equitable Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender; therefore, each Borrower agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith. Time is of the essence hereof with respect to the Borrowers’ obligations hereunder. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

11.15 Participations and Assignments. The Lender shall have the right, without the consent of the Borrowers, to sell participations in, or assignments of, all or any portion of its rights and interest under this Agreement, the Liabilities and any of the Financing Agreements. The Lender may furnish any information concerning the Borrowers in the possession of the Lender from time to time to participants (including prospective participants) provided that such Person agrees to comply with Section 11.21. In addition and without limiting the foregoing, Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest.

11.16 Indemnity. The Borrowers agree, jointly and severally, to defend, protect, indemnify and hold harmless the Lender and each and all of its officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loan (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loan hereunder; provided, that the Borrowers shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrowers, be added to the Liabilities, and be secured by the Collateral and the Real Property. The provisions of and undertakings and indemnifications set out in this Section 11.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

11.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loan and the repayment of the Liabilities hereunder.

11.18 Counterparts; Faxes. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.

11.19 Limitation of Liability of Lender. It is hereby expressly agreed that:

(a) Lender may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Lender shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b) Lender shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Lender’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, except as required by applicable law, Lender shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrowers; and

(c) Lender shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

11.20 Borrower Authorizing Accounting Firm. Borrowers shall authorize their accounting firm and/or service bureaus to provide Lender with such information as is requested by Lender in accordance with this Agreement. Each Borrower authorizes Lender upon prior written notice to the Borrowers to, at any time while a Default or Event of Default exists or, if a Default or Event of Default does not exist, upon prior written consent of the Borrowers, contact directly any such accounting firm and/or service bureaus to obtain such information.

11.21 Confidentiality. Lender shall hold all non-public information regarding the Borrowers and obtained by Lender pursuant hereto confidential and shall not disclose any such information, except that disclosure of such information may be made (i) to Lender’s agents, employees, subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loan or Liabilities, and to prospective contractual counterparties (or the professional advisors thereto) in any Interest Rate Protection Agreement permitted hereby, provided that any such Persons shall have agreed to be bound by the provisions of this Section 11.21, (iii) as required by law, subpoena, judicial order or similar order and in connection with any litigation, investigation or proceeding, (iv) as may be required in connection with the examination, audit or similar investigation of such Person and (v) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Loan. Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than the Borrowers or an Affiliate of a Borrower (or Borrowers’ accountants, attorneys or other advisors or agents), provided Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 11.21 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

11.22 Customer Identification - USA Patriot Act Notice. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrowers and such other information that will allow the Lender to identify the Borrowers in accordance with the Patriot Act.

11.23 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. EACH BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD ANY BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, EACH BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST SUCH BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

11.24 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

11.25 JURY TRIAL. EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE LENDER AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

12. LOAN GUARANTY.

12.1 Joint and Several Liability; Guaranty. Notwithstanding anything to the contrary contained herein, each Borrower hereby agrees that the Liabilities of each Borrower hereunder shall be joint and several obligations of all of the Borrowers. Additionally, each Borrower hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lender the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Liabilities and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by any such Person in endeavoring to collect all or any part of the Liabilities from, or in prosecuting any action against any Borrower or any other guarantor of all or any part of the Liabilities (such costs and expenses, together with the Liabilities, collectively the “Guaranteed Obligations”). Each Borrower further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this loan guaranty (this “Loan Guaranty”) apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

12.2 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Borrower waives any right to require the Lender to sue any other Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations, until such time as the Guaranteed Obligations are indefeasibly paid in full.

12.3 No Discharge or Diminishment of Loan Guaranty.

(a) Except as otherwise provided for herein, the obligations of each Borrower hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Borrower may have at any time against any Obligated Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Borrower under this Loan Guaranty are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Borrower under this Loan Guaranty are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

12.4 Defenses Waived. To the fullest extent permitted by applicable law, each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Obligated Party or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any other Borrower or Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Borrower irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Obligated Party, or any other person. Each Borrower confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Borrower under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Borrower waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Borrower against any Obligated Party or any security.

12.5 Rights of Subrogation. No Borrower will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Credit Parties and all Obligated Parties have fully performed all their obligations to the Lender.

12.6 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Borrower’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender, as applicable, is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the other Borrowers forthwith on demand by the Lender.

12.7 Information. Each Borrower assumes all responsibility for being and keeping itself informed of the other Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Borrower assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Borrower of information known to it regarding those circumstances or risks.

12.8 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s “Maximum Liability”. This Section with respect to the Maximum Liability of each Borrower is intended solely to preserve the rights of the Lender to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Borrower without impairing this Loan Guaranty or affecting the rights and remedies of the Lender under other sections of this Agreement and the Financing Agreements, provided that, nothing in this sentence shall be construed to increase any Borrowers obligations under the Loan Guaranty beyond its Maximum Liability.

12.9 Contribution. In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Article 12, each Non-Paying Borrower’s “Applicable Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from the other Borrowers after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrower from the other Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Guaranteed Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Borrower shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations. This provision is for the benefit of the Lender and the Borrowers and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

12.10 Liability Cumulative. The liability of each Borrower under this Article 12 is in addition to and shall be cumulative with all liabilities of each Borrower to the Lender under this Agreement and the other Financing Agreements to which such Borrower is a party or in respect of any obligations or liabilities of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

12.11 Consideration; Benefit of Guaranty. The Credit Parties are engaged in related businesses to such an extent that the financial strength and flexibility of each Borrower has a direct impact on the success of each other Borrower. Each Borrower will derive substantial direct and indirect benefit from the extensions of credit hereunder. Each Borrower agrees that the provisions of this Article 12 are for the benefit of the Lender, and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrowers and such Persons, the obligations of such other Borrowers under this Agreement and the Financing Agreements.

[Signature Page Follows]

IN WITNESS WHEREOF, this Term Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWERS:

HP CARTERET, LLC,

By: Cornerstone Core Properties REIT, Inc., a
Maryland corporation, its Manager

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Title:	President

HP hamlet, LLC,

By: Cornerstone Core Properties REIT, Inc., a
Maryland corporation, its Manager

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Title:	President

HP shelby, LLC,

By: Cornerstone Core Properties REIT, Inc., a
Maryland corporation, its Manager

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Title:	President

LENDER:

THE PRIVATEBANK AND TRUST
COMPANY

By:	/s/ Adam D. Panos
Name:	Adam D. Panos
Title:	Managing Director

Term Loan and Security Agreement